Evergreen Stock Selector Fund: Semiannual Report as of March 31, 2003

table of contents

1	LETTER TO SHAREHOLDERS
4	FUND AT A GLANCE
6	PORTFOLIO MANAGER INTERVIEW
9	FINANCIAL HIGHLIGHTS
14	SCHEDULE OF INVESTMENTS
21	STATEMENT OF ASSETS AND LIABILITIES
22	STATEMENT OF OPERATIONS
23	STATEMENTS OF CHANGES IN NET ASSETS
24	NOTES TO FINANCIAL STATEMENTS
32	TRUSTEES AND OFFICERS

This semiannual report must be preceded or accompanied by a prospectus of the Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:
NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen InvestmentsSM is a service mark of Evergreen Investment Management Company, LLC. Copyright 2003.

Evergreen mutual funds are distributed by Evergreen Distributor, Inc., 90 Park Avenue, 10th Floor, New York, NY 10016.

LETTER TO SHAREHOLDERS

May 2003

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer
Dear Evergreen shareholder,

We are pleased to provide the semiannual report for Evergreen Stock Selector Fund, which covers the six-month period ended March 31, 2003.

Market analysis

The past six months have been another wild ride for equity investors. Twice the major market indexes have hit five-year lows, alternately pressured by the inconsistent recovery and fear of war with Iraq. Investors found value in equities upon reaching these lows, and each time the markets came roaring back. The period began after another troubling summer and investors headed into the fourth quarter with little optimism amid rising volatility. Economic data was mixed and questions of corporate credibility remained fresh in investors' minds. Fears of terror were heightened by the sniper shootings, and the U.S. pressured the United Nations to take action on Iraq. As a result, stocks faced a huge challenge in early October. The major equity market indexes exceeded their five-year lows achieved in July. History suggested that it was crunch time for the stock market, since "double-bottoms" typically result with extremes on the upside or the downside. Flat performance has proven to be a rare phenomenon after such events and few investors appeared willing to stomach further losses.

Fortunately, equities rallied handsomely after this critical juncture. Daily trading volume improved and even on down days, the market experienced higher lows. The improvements in stocks weren't just technical, though, as fundamentals also showed positive signals. Valuations had become very attractive relative to Treasury yields and corporate earnings prospects. After an eight-week sprint with gains in the 20% range, however, equities slowed down in mid-November with weakening economic data. Manufacturing had registered three consecutive monthly declines and the unemployment rate began to climb. Confidence also waned as

LETTER TO SHAREHOLDERS continued

international tensions increased. The Federal Reserve Board then surprised Wall Street and Main Street with a larger-than-expected rate cut at its November meeting. The target for the federal funds rate now stood at 1.25%, and short-term interest rates were now 80% lower than where they stood at the beginning of the recession in January 2001. This wasn't enough to encourage equity investors, though, and the major market indexes finished 2002 with their third consecutive annual decline.

After three down years in equities and unusually strong performance in the Treasury markets, investors positioned themselves for improving economic fundamentals and equities rose more than 5% in the first two weeks of trading in 2003. Unfortunately, the quick gains in equities were soon eliminated, as the uncertain geopolitical environment trounced investor confidence. The U.S. and Great Britain failed to achieve U.N. backing for war in Iraq, and as the diplomatic efforts unraveled, investors became increasingly uneasy. Once again, stocks attempted to revisit the lows achieved last year. But while the threat of war kept many investors away, it turns out that the uncertainty of war played a bigger role. Ironically, as war approached and immediately after the conflict's inception, investors poured money back into the equity market. Equities surged and many bonds, particularly Treasuries, sold off as investors removed monies from these safe havens. The prices of gold and oil also fell, while the dollar gained.

Part of the reason for investor optimism was the perception that a quick victory in the war against Iraq would result in an administration more focused on the domestic economy and the proposed changes to fiscal policy. While these are likely outcomes of a coalition victory, investors must keep in mind that other challenging issues lurk beyond Iraq. North Korea and Iran will still be on the President's watch list, and terrorist groups throughout the globe will likely have more fuel for their fires of hatred. Deep diplomatic wounds must be patched before a seamless transition emerges in the global marketplace.

Despite these challenges, many fundamentals continue to suggest a moderate recovery for the economy and the financial markets. We expect gross domestic product growth in the range of 2.5% in 2003, supported by low inflation and interest rates, solid productivity, and an improving fiscal climate.

LETTER TO SHAREHOLDERS continued

Strength in services industries should continue to provide an offset to the weakness in manufacturing. Business spending on equipment and software has increased over the past three quarters, and the recent expansion of orders for durable goods and low inventory levels suggest that some of the excess capacity in the system may soon be put to better use. While some businesses remain burdened by debt, we believe that many more have improved their operating leverage through drastic cost reductions over the past two years. This should enable margins to expand on simply mild increases in revenue. As a result, we continue to project operating earnings growth for companies in the Standard & Poor's 500 Index (S&P 500) of 8%. Considering interest rates, profits and inflation, we view equities as attractively priced and we maintain our year-end fair value range of 1000 to 1050 for the S&P 500. Without sufficient economic or corporate developments, we would be suspicious of further euphoric, war-related gains in excess of these levels.

For more information

Please visit our Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events, through the "About Evergreen Investments" menu tab. Thank you for your continued support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investment Company, Inc.

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

FUND AT A GLANCE

as of March 31, 2003

MANAGEMENT TEAM

William E. Zieff
Global Structured Products Team Lead Manager

CURRENT INVESTMENT STYLE2

PERFORMANCE AND RETURNS1

Portfolio Inception Date: 2/28/1990
	Class A	Class B	Class C	Class I	Class IS
Class Inception Date	2/28/1990	11/7/1997	6/30/1999	2/21/1995	6/30/2000

6-month return with sales charge	-1.71%	-1.88%	0.98%	N/A	N/A

6-month return w/o sales charge	3.46%	3.12%	3.04%	3.68%	3.46%

Average annual return*

1 year with sales charge	-28.82%	-29.25%	-27.01%	N/A	N/A

1 year w/o sales charge	-25.06%	-25.52%	-25.55%	-24.77%	-25.00%

5 year	-7.18%	-7.15%	-6.94%	-5.99%	-6.23%

10 year	5.94%	5.14%	6.08%	6.68%	6.49%

Maximum sales charge	5.75%	5.00%	1.00%	N/A	N/A
	Front End	CDSC	Front End
			1.00%
			CDSC

6-month income dividends per share	$0.04	$0.00	N/A	$0.05	$0.04

*Adjusted for maximum applicable sales charge, unless noted.

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors' shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in loads, fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions. Performance shown does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

Historical performance shown for Classes B, C, I and IS prior to their inception is based on the performance of Class A, the original class offered. The historical returns for Classes B, C and I have not been adjusted to reflect the effect of each class' 12b-1 fee. These fees are 0.25% for Class IS, 0.30% for Class A and 1.00% for Classes B and C. Class I does not pay a 12b-1 fee. If these fees had been reflected, returns for Classes B and C would have been lower while returns for Class I would have been higher. The advisor is waiving a portion of its advisory fee and reimbursing a portion of the 12b-1 fee for Class A. Had the fees not been waived or reimbursed, returns would have been lower.

2 Source: Morningstar, Inc.

Morningstar's Style Box is based on a portfolio date as of 3/31/2003.

The domestic equity style box placement is based on 10 growth and valuation measures for each of the fund's holdings, as well as the size of the companies in which it invests, or median market capitalization.

FUND AT A GLANCE continued

LONG-TERM GROWTH

Comparison of a $10,000 investment in Evergreen Stock Selector Fund Class A shares,1 versus a similar investment in the Standard & Poor's 500 Index (S&P 500) and the Consumer Price Index (CPI).
The S&P 500 is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

Class I shares are only offered to investment advisory clients of an investment advisor of an Evergreen fund (or its advisory affiliates), through special arrangements entered into on behalf of Evergreen funds with certain financial services firms, certain institutional investors and persons who owned Class Y shares in registered name in an Evergreen fund on or before December 31, 1994. Class I and IS shares are only available to institutional shareholders with a minimum $1 million investment.

The fund's investment objective is nonfundamental and may be changed without the vote of the fund's shareholders.

Smaller capitalization stock investing may offer the potential for greater long-term results; however, it is also generally associated with greater price volatility due to the higher risk of failure.

Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability and foreign currency fluctuations.

All data is as of March 31, 2003, and subject to change.

PORTFOLIO MANAGER INTERVIEW

How did the fund perform?

The fund's Class A shares had a total return of 3.46% for the six-month period ended March 31, 2003, excluding any applicable sales charges. During the same period, the Standard & Poor's 500 Index (S&P 500) returned 5.02%, while the median return among funds in the Lipper Large-Cap Core Funds Classification was 3.45%. Lipper is an independent monitor of mutual fund performance.

PORTFOLIO CHARACTERISTICS
(as of 3/31/2003)

Total Net Assets	$597,854,728

Number of Holdings	152

Beta	0.96

R-squared	0.97

P/E Ratio	16.0x

What was the investment environment like during the period?

It was a challenging period for equity investors. The positive return of 5.02% for the S&P 500 for the six months ended March 31, 2003, masks the underlying volatility prevalent during the period. The last three months of 2002 ended in positive territory due in part to the Federal Reserve Board's decision to lower the federal funds rate by 50 basis points in November. Early in January, the equity market continued its upward trend as investors eagerly awaited the unveiling of Bush's stimulus plan, which reportedly would include an elimination of the taxation on dividends. Early signs that the fourth quarter earnings season would be better than expected also boosted equities; however, at the end of January and throughout February, the market dropped back as fears of war with Iraq increased and took center stage. In March, the market rebounded but fluctuated wildly from day to day, looking to events of the war for direction and responding immediately to any news. At the end of the month, the market staged a strong rally as investors hoped the war with Iraq would end quickly and the U.S. economy would soon be on the road to recovery, despite weaker than expected reports in March for unemployment, consumer confidence and retail sales.

TOP 5 SECTORS
(as a percentage of 3/31/2003 net assets)

Financials	20.1%

Health Care	15.3%

Information Technology	15.2%

Consumer Discretionary	13.4%

Industrials	11.7%

What was your primary portfolio strategy and how did it contribute to performance?

The fund uses a core strategy, which is a diversified equity strategy that invests in both value and growth-oriented companies. The strategy is built on a disciplined stock selection process that uses proprietary quantitative indicators along with qualitative assessment and review. Risk is managed to ensure a well-diversified portfolio that is benchmarked to the S&P 500.

Stock selection contributed negatively during the period, although positive contributions from stock selection were achieved within the Financials and Transportation sectors.

PORTFOLIO MANAGER INTERVIEW continued

Within Financials, our decisions to overweight Lehman Brothers (+18.2%) and underweight American International Group (-9.4%) added most to performance during the period. Lehman Brothers benefited during the period from a better-than-expected earnings report that was boosted by strong performance in its fixed income underwriting area. Within the Transportation sector, our decisions to overweight FedEx Corp. (+10.2%) and underweight United Parcel Service Inc., (-8.2%) added most to performance. FedEx reported strong earnings during the period led by performance in its ground transportation and continues to steal market share from United Parcel Service.

In terms of allocation, our decision to underweight transportation stocks made the biggest contribution to the fund's performance as the sector returned -3.0% for the period. Transportation stocks were under pressure during the period from heightened terrorist warnings prior to the start of the war with Iraq.

What types of investments in the fund did not perform well during the period?

Stock selection within the Consumer Discretionary and Consumer Staples sectors hampered performance most. Within the Consumer Discretionary sector, overweights in Lear Corp. and Harrah's Entertainment detracted most from performance as the stocks returned -15.1% and -25.9%, respectively. Harrah's Entertainment revenues were negatively impacted during the period by lower traffic at its casinos because consumers and businesses curbed traveling as a result of higher security warnings and cost-cutting measures. Securities in the Consumer Staples sector which negatively impacted performance included Blockbuster Inc., (-30.9%) and ConAgra Foods (-17.5%). Blockbuster suffered during the period on softer sales when consumer spending slowed and competition increased for DVD sales by discount retailers such as Wal-Mart and Target.

In terms of allocation, a slight overweight in Consumer Staples detracted most from performance during the period as the sector underperformed the broader market and returned -4.0%. An underweight in Technology also contributed negatively to performance during the six-month period when technology shares soared +20.9%.

TOP 10 HOLDINGS
(as a percentage of 3/31/2003 net assets)

Microsoft Corp.	3.5%

General Electric Co.	3.0%

Citigroup, Inc.	2.9%

Wal-Mart Stores, Inc.	2.7%

Johnson & Johnson Co.	2.7%

Pfizer, Inc.	2.5%

Exxon Mobil Corp.	2.4%

Merck & Co., Inc.	2.1%

Procter & Gamble Co.	1.8%

Bank of America Corp.	1.6%

What is your outlook for the equity markets over the next six months?

We anticipate that first quarter earnings reporting may be difficult with many companies providing negative warnings, perhaps citing war as the cause for weakness.

PORTFOLIO MANAGER INTERVIEW continued

Early retail reports indicate slower sales because consumers are staying home to monitor the war rather than heading out to shopping malls. While we are optimistic that the post-war period in Iraq will proceed smoothly, leading to improvement in market conditions generally, we suspect earnings weakness will be widespread, and volatility will remain in the near term. In this environment, we continue to pay close attention to the portfolio's style exposures such as value, growth and market capitalization. In addition, we have continued to look at stocks that are attractive based on valuation measures, recent price strength, and future earnings prospects, but that also will benefit in an economic recovery, even if it is pushed off a bit.

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended March 31, 2003 (unaudited)
		Year Ended September 30,					Year Ended June 30, 1998
		2002[1]	2001[1]	2000	1999	1998[2,3]
CLASS A
Net asset value, beginning of period	$9.70	$12.23	$17.69	$20.06	$18.34	$22.43	$21.13
Income from investment operations
Net investment income (loss)	0.04	0.07	0.04	-0.01	-0.02	0	-0.02
Net realized and unrealized gains or losses on securities and futures contracts	0.30	-2.53	-4.81	2.47	5.86	-4.09	4.24
Total from investment operations	0.34	-2.46	-4.77	2.46	5.84	-4.09	4.22
Distributions to shareholders from
Net investment income	-0.04	-0.07	-0.04	0	-0.01	0	0
Net realized gains	0	0	-0.65	-4.83	-4.11	0	-2.92
Total distributions to shareholders	-0.04	-0.07	-0.69	-4.83	-4.12	0	-2.92
Net asset value, end of period	$10.00	$9.70	$12.23	$17.69	$20.06	$18.34	$22.43
Total return[4]	3.46%	-20.25%	-27.82%	12.31%	35.15%	-18.23%	21.54%
Ratios and supplemental data
Net assets, end of period (thousands)	$36,829	$35,214	$15,410	$22,908	$20,930	$15,910	$20,509
Ratios to average net assets
Expenses[5]	1.06%[6]	1.00%	0.96%	1.08%	1.10%	1.18%[6]	1.25%
Net investment income (loss)	0.64%[6]	0.60%	0.25%	-0.08%	-0.16%	-0.06%[6]	-0.10%
Portfolio turnover rate	29%	67%	54%	67%	85%	28%	61%

1.  Net investment income (loss) per share is based on average shares outstanding during the period.

2.  For the three months ended September 30, 1998. The fund changed its fiscal year end from June 30 to September 30, effective September 30, 1998.

3.  Effective the close of business July 28, 1998, Evergreen Stock Selector Fund acquired all the assets and certain liabilities of CoreFund Core Equity Fund through a tax-free exchange of shares. The operating results of CoreFund Core Equity Fund have been carried forward for periods prior to July 29, 1998.

4.  Excluding applicable sales charges

5.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers and/or expense reimbursements.

6.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended March 31, 2003 (unaudited)
		Year Ended September 30,					Year Ended June 30, 1998[4,5]
		2002[1]	2001[1]	2000	1999	1998[2,3]
CLASS B
Net asset value, beginning of period	$9.36	$11.82	$17.21	$19.77	$18.23	$22.33	$22.76
Income from investment operations
Net investment loss	-0.02	-0.01	-0.07	-0.13	-0.06	-0.03	-0.09
Net realized and unrealized gains or losses on securities and futures contracts	0.31	-2.45	-4.67	2.40	5.71	-4.07	2.90
Total from investment operations	0.29	-2.46	-4.74	2.27	5.65	-4.10	2.81
Distributions to shareholders from
Net investment income	0[6]	0	0	0	0	0	0
Net realized gains	0	0	-0.65	-4.83	-4.11	0	-3.24
Total distributions to shareholders	0[6]	0	-0.65	-4.83	-4.11	0	-3.24
Net asset value, end of period	$9.65	$9.36	$11.82	$17.21	$19.77	$18.23	$22.33
Total return[7]	3.12%	-20.81%	-28.44%	11.42%	34.18%	-18.36%	14.38%
Ratios and supplemental data
Net assets, end of period (thousands)	$9,690	$11,221	$2,017	$2,704	$2,376	$413	$349
Ratios to average net assets
Expenses[8]	1.81%[9]	1.76%	1.73%	1.84%	1.82%	1.94%[9]	2.00%[9]
Net investment loss	-0.10%[9]	-0.13%	-0.47%	-0.84%	-0.86%	-0.74%[9]	-0.85%[9]
Portfolio turnover rate	29%	67%	54%	67%	85%	28%	61%

1.  Net investment loss per share is based on average shares outstanding during the period.

2.  For the three months ended September 30, 1998. The fund changed its fiscal year end from June 30 to September 30, effective September 30, 1998.

3.  Effective the close of business July 28, 1998, Evergreen Stock Selector Fund acquired all the assets and certain liabilities of CoreFund Core Equity Fund through a tax-free exchange of shares. The operating results of CoreFund Core Equity Fund have been carried forward for periods prior to July 29, 1998.

4.  For the period from November 7, 1997 (commencement of class operations), to June 30, 1998.

5.  Net realized gains per share have been adjusted to reflect a reverse stock split which occurred on June 24, 1998.

6.  Represents an amount less than $0.005 per share

7.  Excluding applicable sales charges

8.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers and/or expense reimbursements.

9.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended March 31, 2003 (unaudited)
		Year Ended September 30,
		2002[1]	2001[1]	2000	1999[2]
CLASS C
Net asset value, beginning of period	$9.53	$12.03	$17.50	$20.02	$21.58
Income from investment operations
Net investment loss	-0.01	-0.01	-0.08	-0.12	-0.01
Net realized and unrealized gains or losses on securities and futures contracts	0.30	-2.49	-4.74	2.43	-1.55
Total from investment operations	0.29	-2.50	-4.82	2.31	-1.56
Distributions to shareholders from
Net realized gains	0	0	-0.65	-4.83	0
Net asset value, end of period	$9.82	$9.53	$12.03	$17.50	$20.02
Total return[3]	3.04%	-20.78%	-28.42%	11.49%	-7.23%
Ratios and supplemental data
Net assets, end of period (thousands)	$490	$504	$88	$409	$78
Ratios to average net assets
Expenses[4]	1.81%[5]	1.75%	1.72%	1.84%	1.87%[5]
Net investment loss	-0.09%[5]	-0.11%	-0.54%	-0.82%	-0.78%[5]
Portfolio turnover rate	29%	67%	54%	67%	85%

1.  Net investment loss per share is based on average shares outstanding during the period.

2.  For the period from June 30, 1999 (commencement of class operations), to September 30, 1999.

3.  Excluding applicable sales charges

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers and/or expense reimbursements.

5.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended March 31, 2003 (unaudited)
		Year Ended September 30,					Year Ended June 30, 1998
		2002[1]	2001[1]	2000	1999	1998[2,3]
CLASS I4
Net asset value, beginning of period	$9.74	$12.28	$17.78	$20.11	$18.35	$22.43	$21.11
Income from investment operations
Net investment income	0.05	0.10	0.08	0.03	0.02	0.01	0.04
Net realized and unrealized gains or losses on securities and futures contracts	0.31	-2.54	-4.85	2.48	5.87	-4.09	4.24
Total from investment operations	0.36	-2.44	-4.77	2.51	5.89	-4.08	4.28
Distributions to shareholders from
Net investment income	-0.05	-0.10	-0.08	-0.01	-0.02	0	-0.04
Net realized gains	0	0	-0.65	-4.83	-4.11	0	-2.92
Total distributions to shareholders	-0.05	-0.10	-0.73	-4.84	-4.13	0	-2.96
Net asset value, end of period	$10.05	$9.74	$12.28	$17.78	$20.11	$18.35	$22.43
Total return	3.68%	-20.05%	-27.72%	12.62%	35.49%	-18.19%	21.90%
Ratios and supplemental data
Net assets, end of period (thousands)	$550,047	$805,341	$843,929	$1,062,608	$476,928	$424,992	$563,987
Ratios to average net assets
Expenses[5]	0.81%[6]	0.74%	0.73%	0.81%	0.85%	0.93%[6]	1.00%
Net investment income	0.89%[6]	0.83%	0.52%	0.24%	0.09%	0.19%[6]	0.15%
Portfolio turnover rate	29%	67%	54%	67%	85%	28%	61%

1.  Net investment income per share is based on average shares outstanding during the period.

2.  For the three months ended September 30, 1998. The fund changed its fiscal year end from June 30 to September 30, effective September 30, 1998.

3.  Effective the close of business July 28, 1998, Evergreen Stock Selector Fund acquired all the assets and certain liabilities of CoreFund Core Equity Fund through a tax-free exchange of shares. The operating results of CoreFund Core Equity Fund have been carried forward for periods prior to July 29, 1998.

4.  Effective at the close of business on May 11, 2001, Class Y shares were renamed as Institutional shares (Class I).

5.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers and/or expense reimbursements.

6.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended March 31, 2003 (unaudited)
		Year Ended September 30,
		2002[1]	2001[1]	2000[2]
CLASS IS
Net asset value, beginning of period	$9.70	$12.23	$17.69	$19.83
Income from investment operations
Net investment income	0.04	0.07	0.04	0.01
Net realized and unrealized gains or losses on securities and futures contracts	0.30	-2.53	-4.81	0.34
Total from investment operations	0.34	-2.46	-4.77	0.35
Distributions to shareholders from
Net investment income	-0.04	-0.07	-0.04	0
Net realized gains	0	0	-0.65	-2.49
Total distributions to shareholders	-0.04	-0.07	-0.69	-2.49
Net asset value, end of period	$10.00	$9.70	$12.23	$17.69
Total return	3.46%	-20.25%	-27.85%	1.56%
Ratios and supplemental data
Net assets, end of period (thousands)	$798	$771	$967	$1,435
Ratios to average net assets
Expenses[3]	1.06%[4]	0.99%	0.98%	1.00%[4]
Net investment income	0.64%[4]	0.58%	0.27%	0.21%[4]
Portfolio turnover rate	29%	67%	54%	67%

1.  Net investment income per share is based on average shares outstanding during the period.

2.  For the period from June 30, 2000 (commencement of class operations), to September 30, 2000.

3.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers and/or expense reimbursements.

4.  Annualized

See Notes to Financial Statements

SCHEDULE OF INVESTMENTS

March 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS 99.2%
CONSUMER DISCRETIONARY 13.4%
Auto Components 0.5%
Johnson Controls, Inc.	36,489	$ 2,643,263
Automobiles 0.4%
Harley-Davidson, Inc.	61,934	2,459,399
Hotels, Restaurants & Leisure 0.2%
Yum! Brands, Inc. *	52,726	1,282,823
Household Durables 0.6%
Black & Decker Corp.	50,963	1,776,570
Pulte Homes, Inc.	38,135	1,912,470
3,689,040
Leisure Equipment & Products 1.3%
International Game Technology, Inc. *	52,814	4,325,467
Mattel, Inc.	156,042	3,510,945
7,836,412
Media 3.6%
AOL Time Warner, Inc. *	288,897	3,137,422
Comcast Corp., Class A	215,301	6,037,984
Gannett Co., Inc.	36,119	2,543,861
Omnicom Group, Inc.	60,446	3,274,360
Viacom, Inc., Class B *	142,036	5,187,155
Walt Disney Co.	69,305	1,179,571
21,360,353
Multi-line Retail 3.5%
Target Corp.	158,172	4,628,113
Wal-Mart Stores, Inc.	313,834	16,328,783
20,956,896
Specialty Retail 3.3%
Autozone, Inc. *	20,315	1,395,844
Bed Bath & Beyond, Inc. *	67,275	2,323,678
Best Buy Co., Inc. *	124,964	3,370,279
Lowe's Companies, Inc.	190,467	7,774,863
Ross Stores, Inc.	45,295	1,637,414
Staples, Inc. *	173,266	3,175,966
19,678,044
CONSUMER STAPLES 8.8%
Beverages 2.9%
Anheuser-Busch Companies, Inc.	94,882	4,422,450
Coca-Cola Co.	104,659	4,236,597
Coca-Cola Enterprises, Inc.	249,670	4,666,332
PepsiCo, Inc.	107,257	4,290,280
17,615,659
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

March 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
CONSUMER STAPLES continued
Food & Drug Retailing 1.0%
CVS Corp.	154,697	$ 3,689,523
Kroger Co. *	169,900	2,234,185
5,923,708
Food Products 1.2%
ConAgra, Inc.	100,512	2,018,281
Dean Foods Co. *(p)	33,434	1,434,653
Sara Lee Corp.	202,376	3,784,431
7,237,365
Household Products 2.8%
Clorox Co.	121,044	5,588,601
Procter & Gamble Co.	123,023	10,955,198
16,543,799
Tobacco 0.9%
Altria Group, Inc.	170,109	5,096,466
ENERGY 6.3%
Energy Equipment & Services 0.3%
Transocean Sedco Forex, Inc.	91,663	1,874,508
Oil & Gas 6.0%
Anadarko Petroleum Corp.	87,430	3,978,065
Burlington Resources, Inc.	102,663	4,898,052
ChevronTexaco Corp.	27,096	1,751,757
Exxon Mobil Corp.	412,213	14,406,844
Kerr-McGee Corp.	52,733	2,141,487
Marathon Oil Corp.	193,336	4,634,264
Occidental Petroleum Corp.	136,025	4,075,309
35,885,778
FINANCIALS 20.1%
Banks 7.4%
Bank of America Corp.	146,353	9,782,234
Bank One Corp.	56,987	1,972,890
FleetBoston Financial Corp.	68,052	1,625,082
Golden West Financial Corp.	69,925	5,029,705
National City Corp.	134,663	3,750,365
Sovereign Bancorp, Inc. (p)	306,433	4,244,097
U.S. Bancorp	308,509	5,855,501
Washington Mutual, Inc.	184,795	6,517,720
Wells Fargo & Co.	122,567	5,514,289
44,291,883
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

March 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
FINANCIALS continued
Diversified Financials 7.9%
Bear Stearns Companies, Inc.	63,219	$ 4,147,166
Capital One Financial Corp. (p)	76,608	2,299,006
Citigroup, Inc.	507,164	17,471,800
Countrywide Financial Corp.	73,868	4,247,410
Fannie Mae	74,973	4,899,486
Freddie Mac	38,531	2,045,996
Lehman Brothers Holdings, Inc.	110,275	6,368,381
Morgan Stanley	155,610	5,967,643
47,446,888
Insurance 4.8%
Ace, Ltd.	92,453	2,676,514
Allstate Corp.	124,848	4,141,208
American International Group, Inc.	151,013	7,467,593
Fidelity National Financial, Inc.	54,150	1,849,223
Hartford Financial Services Group, Inc.	76,174	2,688,181
Loews Corp.	12,500	498,000
MetLife, Inc.	156,409	4,126,069
MGIC Investment Corp. (p)	61,271	2,406,112
Travelers Property Casualty Corp., Class B	185,517	2,617,645
28,470,545
HEALTH CARE 15.3%
Biotechnology 1.3%
Amgen, Inc. *	75,221	4,328,968
Biogen, Inc. *	63,255	1,895,120
Genentech, Inc. *	51,309	1,796,328
8,020,416
Health Care Equipment & Supplies 1.3%
Becton Dickinson & Co.	84,874	2,923,060
Biomet, Inc.	59,860	1,834,709
Guidant Corp.	84,209	3,048,366
7,806,135
Health Care Providers & Services 2.5%
Aetna, Inc.	46,999	2,317,051
AmerisourceBergen Corp.	61,934	3,251,535
HCA-The Healthcare Corp.	59,626	2,466,131
McKesson Corp.	126,430	3,151,900
Wellpoint Health Networks, Inc., Class A *	45,898	3,522,672
14,709,289
Pharmaceuticals 10.2%
Abbott Laboratories, Inc.	72,797	2,737,895
Barr Laboratories, Inc. *(p)	68,523	3,905,783
Bristol-Myers Squibb Co.	103,518	2,187,335
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

March 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
HEALTH CARE continued
Pharmaceuticals continued
Forest Laboratories, Inc. *	47,790	$ 2,579,226
Johnson & Johnson Co.	274,706	15,897,236
Merck & Co., Inc.	227,565	12,466,011
Mylan Laboratories, Inc.	63,711	1,831,691
Pfizer, Inc.	487,085	15,177,569
Pharmacia Corp.	47,557	2,059,218
Wyeth	59,991	2,268,860
61,110,824
INDUSTRIALS 11.7%
Aerospace & Defense 2.1%
Boeing Co.	85,275	2,136,991
L-3 Communications Holdings, Inc. *(p)	84,200	3,382,314
United Technologies Corp.	125,688	7,262,253
12,781,558
Air Freight & Couriers 0.9%
FedEx Corp.	95,611	5,265,298
Building Products 0.9%
American Standard Companies, Inc. *	44,446	3,056,552
Masco Corp.	120,820	2,249,668
5,306,220
Commercial Services & Supplies 2.4%
Cendant Corp. *	163,134	2,071,802
Deluxe Corp.	51,707	2,075,002
Equifax, Inc.	114,690	2,292,653
First Data Corp.	134,169	4,965,595
McGraw-Hill Companies, Inc.	57,621	3,203,151
14,608,203
Industrial Conglomerates 4.1%
3M Co.	24,838	3,229,685
General Electric Co.	700,754	17,869,227
Tyco International, Ltd.	247,001	3,176,433
24,275,345
Machinery 0.9%
Deere & Co.	72,454	2,844,544
Paccar, Inc.	47,261	2,375,810
5,220,354
Road & Rail 0.4%
Burlington Northern Santa Fe Corp.	104,174	2,593,933
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

March 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
INFORMATION TECHNOLOGY 15.2%
Communications Equipment 2.2%
Cisco Systems, Inc. *	699,352	$ 9,077,589
QUALCOMM, Inc. *(p)	115,147	4,152,201
13,229,790
Computers & Peripherals 3.9%
Dell Computer Corp. *	230,500	6,294,955
EMC Corp. *	89,682	648,401
Hewlett-Packard Co.	221,642	3,446,533
International Business Machines Corp.	120,681	9,465,011
Lexmark International Group, Inc., Class A *	20,158	1,349,578
QLogic Corp. *(p)	28,384	1,054,182
Sun Microsystems, Inc. *	420,912	1,372,173
23,630,833
Electronic Equipment & Instruments 0.2%
Jabil Circuit, Inc. *	82,505	1,443,837
Internet Software & Services 0.2%
Yahoo, Inc. *	42,647	1,024,381
IT Consulting & Services 0.4%
Affiliated Computer Services, Inc., Class A *	50,527	2,236,325
Semiconductor Equipment & Products 2.9%
Advanced Micro Devices, Inc. *(p)	110,252	681,357
Altera Corp. *	41,106	556,575
Analog Devices, Inc. *	18,377	505,368
Applied Materials, Inc. *	108,300	1,362,414
Intel Corp.	578,154	9,412,347
Maxim Integrated Products, Inc.	13,509	487,945
Texas Instruments, Inc.	275,510	4,510,099
17,516,105
Software 5.4%
Citrix Systems, Inc. *	159,954	2,104,995
Microsoft Corp.	870,468	21,074,030
Oracle Corp. *	532,476	5,776,832
Siebel Systems, Inc. *	103,181	826,480
Symantec Corp. *	41,495	1,625,774
Veritas Software Corp. *	34,535	607,125
32,015,236
MATERIALS 2.2%
Chemicals 1.2%
Ecolab, Inc.	13,385	660,282
Monsanto Co.	180,232	2,955,805
Praxair, Inc.	59,436	3,349,219
6,965,306
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

March 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
MATERIALS continued
Containers & Packaging 0.5%
Ball Corp.	56,934	$ 3,171,224
Metals & Mining 0.5%
Freeport-McMoRan Copper & Gold, Inc., Class B *(p)	150,839	2,571,805
United States Steel Corp. (p)	49,074	482,397
3,054,202
TELECOMMUNICATION SERVICES 3.7%
Diversified Telecommunication Services 3.2%
AT&T Corp.	202,778	3,285,004
BellSouth Corp.	106,726	2,312,752
SBC Communications, Inc.	163,907	3,287,975
Sprint Corp.	258,536	3,037,798
Verizon Communications, Inc.	207,235	7,325,757
19,249,286
Wireless Telecommunications Services 0.5%
Nextel Communications, Inc., Class A *(p)	189,536	2,537,887
UTILITIES 2.5%
Electric Utilities 2.0%
Cinergy Corp.	70,565	2,374,512
Dominion Resources, Inc.	22,689	1,256,290
DTE Energy Co.	60,072	2,321,783
Entergy Corp.	73,916	3,559,055
Public Service Enterprise Group, Inc.	64,988	2,384,410
11,896,050
Gas Utilities 0.5%
Sempra Energy (p)	116,976	2,919,721
Total Common Stocks		592,880,587

	Principal Amount

U.S. TREASURY OBLIGATIONS 0.3%
U.S. Treasury Bills:
1.12%, 06/19/2003 (f)	$1,500,000	1,496,289
1.62%, 04/17/2003 (f)	450,000	449,677
Total U.S. Treasury Obligations		1,945,966
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

March 31, 2003 (unaudited)

	Shares	Value

SHORT-TERM INVESTMENTS 6.0%
MUTUAL FUND SHARES 6.0%
Evergreen Institutional Money Market Fund (o)	5,103,208	$ 5,103,208
Navigator Prime Portfolio (pp)	30,698,161	30,698,161
Total Short-Term Investments		35,801,369
Total Investments (cost $570,319,186) 105.5%		630,627,922
Other Assets and Liabilities (5.5%)		(32,773,194)
Net Assets 100.0%		$ 597,854,728

At March 31, 2003, the fund had open futures contracts outstanding as follows:
		Initial Contract	Value at	Unrealized
Expiration	Contracts	Amount	March 31, 2003	Loss

June 2003	34 S&P 500 Index	$ 7,348,738	$ 7,199,500	$ (149,238)

(f)	All or a portion of the principal amount of this security was pledged to cover initial margin requirements for open futures contracts.
*	Non-income producing security
(p)	All or a portion of this security is on loan.
(pp)	Represents investment of cash collateral received for securities on loan.
(o)	Evergreen Investment Management Company, LLC is the investment advisor to both the fund and the money market fund.
See Notes to Financial Statements

STATEMENT OF ASSETS AND LIABILITIES

March 31, 2003 (unaudited)

Assets
Identified cost of securities	$ 570,319,186
Net unrealized gains on securities	60,308,736

Market value of securities	630,627,922
Receivable for securities sold	48,213,667
Receivable for Fund shares sold	43,208
Receivable for securities lending	1,376
Dividends and interest receivable	834,600
Prepaid expenses and other assets	58,477

Total assets	679,779,250

Liabilities
Payable for securities purchased	45,727,045
Payable for Fund shares redeemed	5,285,627
Payable for securities on loan	30,698,161
Payable for daily variation margin on open futures contracts	135,150
Advisory fee payable	8,313
Distribution Plan expenses payable	341
Due to other related parties	1,682
Accrued expenses and other liabilities	68,203

Total liabilities	81,924,522

Net assets	$ 597,854,728

Net assets represented by
Paid-in capital	$ 781,472,659
Overdistributed net investment income	(40,262)
Accumulated net realized losses on securities and futures contracts	(243,737,167)
Net unrealized gains on securities and futures contracts	60,159,498

Total net assets	$ 597,854,728

Net assets consists of
Class A	$ 36,829,040
Class B	9,690,319
Class C	490,405
Class I	550,047,272
Class IS	797,692

Total net assets	$ 597,854,728

Shares outstanding
Class A	3,681,477
Class B	1,004,590
Class C	49,953
Class I	54,750,294
Class IS	79,766

Net asset value per share
Class A	$ 10.00
Class A -- Offering price (based on sales charge of 5.75%)	$ 10.61
Class B	$ 9.65
Class C	$ 9.82
Class C -- Offering price (based on sales charge of 1.00%)	$ 9.92
Class I	$ 10.05
Class IS	$ 10.00

See Notes to Financial Statements

STATEMENT OF OPERATIONS

Six Months Ended March 31, 2003 (unaudited)

Investment income
Dividends	$ 6,049,520

Expenses
Advisory fee	2,339,753
Distribution Plan expenses
Class A	46,844
Class B	53,501
Class C	4,236
Class IS	1,017
Administrative services fee	354,508
Transfer agent fee	305,231
Trustees' fees and expenses	8,187
Printing and postage expenses	69,417
Custodian fee	82,092
Registration and filing fees	85,005
Professional fees	13,805
Interest expense	2,957
Other	104,655

Total expenses	3,471,208
Less: Expense reductions	(1,153)
Fee waivers and expense reimbursements	(485,617)

Net expenses	2,984,438

Net investment income	3,065,082

Net realized and unrealized losses on securities and futures contracts
Net realized losses on:
Securities	(83,002,091)
Futures contracts	(105,150)

Net realized losses on securities and futures contracts	(83,107,241)
Net change in unrealized gains or losses on securities and futures contracts	118,951,601

Net realized and unrealized gains or losses on securities and futures contracts	35,844,360

Net increase in net assets resulting from operations	$ 38,909,442

See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS

	Six Months Ended March 31, 2003 (unaudited)		Year Ended September 30, 2002

Operations
Net investment income		$ 3,065,082		$ 7,294,166
Net realized losses on securities and futures contracts		(83,107,241)		(84,304,058)
Net change in unrealized gains or losses on securities and futures contracts		118,951,601		(130,434,528)

Net increase (decrease) in net assets resulting from operations		38,909,442		(207,444,420)

Distributions to shareholders from
Net investment income
Class A		(129,161)		(159,690)
Class B		(2,282)		0
Class I		(2,949,524)		(7,110,263)
Class IS		(2,951)		(5,172)

Total distributions to shareholders		(3,083,918)		(7,275,125)

	Shares		Shares
Capital share transactions
Proceeds from shares sold
Class A	973,464	10,088,153	809,622	9,349,450
Class B	16,371	162,872	62,980	793,001
Class C	165,428	1,651,528	49,511	621,913
Class I	3,016,688	31,043,792	7,017,359	85,207,603
		42,946,345		95,971,967
Net asset value of shares issued in reinvestment of distributions
Class A	11,803	121,928	13,375	151,484
Class B	221	2,212	0	0
Class I	93,173	966,160	274,770	3,287,906
Class IS	284	2,924	429	7,192

		1,093,224		3,446,582

Automatic conversion of Class B shares to Class A shares
Class A	56,908	565,596	12,974	155,916
Class B	(59,041)	(565,596)	(13,457)	(155,916)

		0		0

Payment for shares redeemed
Class A	(990,728)	(10,263,183)	(1,449,706)	(16,485,285)
Class B	(152,199)	(1,478,044)	(159,640)	(1,691,142)
Class C	(168,350)	(1,724,995)	(3,929)	(48,572)
Class I	(31,018,230)	(321,594,713)	(21,492,434)	(262,408,243)

		(335,060,935)		(280,633,242)

Net asset value of shares issued in acquisition
Class A	0	0	2,983,488	35,620,881
Class B	0	0	1,138,737	13,105,798
Class I	0	0	28,161,164	337,847,363

		0		386,574,042

Net increase (decrease) in net assets resulting from capital share transactions		(291,021,366)		205,359,349

Total decrease in net assets		(255,195,842)		(9,360,196)

Net assets
Beginning of period		853,050,570		862,410,766

End of period		$ 597,854,728		$ 853,050,570

Overdistributed net investment income		$ (40,262)		$ (21,426)

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS (unaudited)

1. ORGANIZATION

Evergreen Stock Selector Fund (the "Fund") is a diversified series of Evergreen Equity Trust (the "Trust"), a Delaware business trust organized on September 18, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

The Fund offers Class A, Class B, Class C, Institutional ("Class I") and Institutional Service ("Class IS") shares. Class A shares are sold with a front-end sales charge and pay an ongoing distribution fee. Class B shares are sold without a front-end sales charge but are subject to a contingent deferred sales charge that is payable upon redemption and decreases depending on how long the shares have been held. Class C shares are sold with a front-end sales charge and are subject to a contingent deferred sales charge that is payable upon redemption within one year after the month of purchase. Both Class B and Class C shares pay a higher ongoing distribution fee than Class A. Class I and Class IS shares are sold without a front-end sales charge or contingent deferred sales charge; however, Class IS shares pay an ongoing distribution fee.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

a. Valuation of investments

Listed equity securities are usually valued at the last sales price reported on the national securities exchange where the securities are principally traded.

Portfolio debt securities acquired with more than 60 days to maturity are valued at prices obtained from an independent pricing service which takes into consideration such factors as similar security prices, yields, maturities, liquidity and ratings. Securities for which valuations are not available from an independent pricing service may be valued by brokers which use prices provided by market makers or estimates of market value obtained from yield data relating to investments or securities with similar characteristics.

Short-term securities with remaining maturities of 60 days or less at the time of purchase are valued at amortized cost, which approximates market value.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

b. Futures contracts

In order to gain exposure to or protect against changes in security values, the Fund may buy and sell futures contracts. The primary risks associated with the use of futures contracts are the imperfect correlation between changes in market values of securities held by the Fund and the prices of futures contracts, and the possibility of an illiquid market.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

Futures contracts are valued based upon their quoted daily settlement prices. The aggregate principal amounts of the contracts are not recorded in the financial statements. Fluctuations in the value of the contracts are recorded in the Statement of Assets and Liabilities as an asset or liability and in the Statement of Operations as unrealized gains or losses until the contracts are closed, at which point they are recorded as net realized gains or losses on futures contracts.

c. Securities lending

The Fund may lend its securities to certain qualified brokers in order to earn additional income. The Fund receives compensation in the form of fees or interest earned on the investment of any cash collateral received. The Fund receives collateral in the form of cash or securities with a market value at least equal to the market value of the securities on loan, including accrued interest. In the event of default or bankruptcy by the borrower, the Fund could experience delays and costs in recovering the loaned securities or in gaining access to the collateral.

d. Security transactions and investment income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums. Dividend income is recorded on the ex-dividend date.

e. Federal taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

f. Distributions

Distributions to shareholders from net investment income and net realized gains, if any, are recorded on the ex-dividend date. Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

g. Class allocations

Income, common expenses and realized and unrealized gains and losses are allocated to the classes based on the relative net assets of each class. Distribution fees, if any, are calculated daily at the class level based on the appropriate net assets of each class and the specific expense rates applicable to each class.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC ("EIMC"), an indirect, wholly-owned subsidiary of Wachovia Corporation ("Wachovia"), is the investment advisor to the Fund and is paid an annual fee of 0.66% of the Fund's average daily net assets.

From time to time, EIMC may voluntarily or contractually waive its fees and/or reimburse expenses in order to limit operating expenses. For any fee waivers and/or reimbursements made after January 1, 2003, EIMC may recoup any amounts waived and/or reimbursed up to a period

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

of three years following the end of the fiscal year in which the fee waivers and/or reimbursements were made. During the six months ended March 31, 2003, the investment advisor waived its fees in the amount of $485,360 and reimbursed expenses relating to Class A in the amount of $257, which represents 0.14% and 0.00%, respectively, of the Fund's average daily net assets. Total amounts subject to recoupment as of March 31, 2003 were $249,371.

Evergreen Investment Services, Inc. ("EIS"), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an annual administrative fee of 0.10% of the Fund's average daily net assets.

Evergreen Service Company, LLC ("ESC"), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund. ESC receives account fees that vary based on the type of account held by the shareholders in the Fund. For the six months ended March 31, 2003, the transfer agent fees were equivalent to an annual rate of 0.09% of the Fund's average daily net assets.

The Fund has placed a portion of its portfolio transactions with brokerage firms that are affiliates of Wachovia. During the six months ended March 31, 2003, the Fund paid brokerage commissions of $85,136 to Wachovia Securities, Inc.

4. DISTRIBUTION PLANS

Evergreen Distributor, Inc. ("EDI"), a wholly owned subsidiary of BISYS Fund Services, Inc., serves as principal underwriter to the Fund.

The Fund has adopted Distribution Plans, as allowed by Rule 12b-1 of the 1940 Act, for each class of shares, except Class I. Under the Distribution Plans, distribution fees are paid at an annual rate of 0.25% of the average daily net assets for Class IS shares and 1.00% of the average daily net assets for Class B and Class C shares. On March 20, 2003, the Trustees of the Fund approved an increase to the annual maximum allowable charge for servicing and distribution fees on Class A shares from 0.25% to 0.30% of the average daily net assets of Class A shares. This increase became effective on either March 26, 2003 or March 27, 2003 for all Class A shares in the Evergreen fund family.

5. ACQUISITION

Effective on the close of business on June 14, 2002, the Fund acquired substantially all the assets and assumed certain liabilities of Wachovia Quantitative Equity Fund in an exchange of shares. The net assets were exchanged through a tax-free exchange for Class A, Class B and Class I shares of the Fund. The acquired net assets consisted primarily of portfolio securities with unrealized appreciation of $100,582,240. The aggregate net assets of the Fund and Wachovia Quantitative Equity Fund immediately prior to the acquisition were $727,940,490 and $386,574,042, respectively. The aggregate net assets of the Fund immediately after the acquisition were $1,114,514,532.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

6. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were $202,827,275 and $482,915,609, respectively, for the six months ended March 31, 2003.

The Fund loaned securities during the six months ended March 31, 2003 to certain brokers. At March 31, 2003, the value of securities on loan and the value of collateral (including accrued interest) amounted to $29,041,214 and $30,698,161, respectively. During the six months ended March 31, 2003, the Fund earned $23,972 in income from securities lending.

On March 31, 2003, the aggregate cost of securities for federal income tax purposes was $570,319,186. The gross unrealized appreciation and depreciation on securities based on tax cost was $123,075,370 and $62,766,634, respectively, with a net unrealized appreciation of $60,308,736.

As of September 30, 2002, the Fund had $95,951,822 in capital loss carryovers for federal income tax purposes expiring in 2010.

For income tax purposes, capital losses incurred after October 31 within the Fund's fiscal year are deemed to arise on the first business day of the following fiscal year. As of September 30, 2002 the Fund incurred and elected to defer post-October losses of $58,863,426.

7. INTERFUND LENDING

Pursuant to an Exemptive Order issued by the SEC, the Fund, along with other certain funds in the Evergreen fund family may participate in an interfund lending program. This program allows the Fund to borrow from, or lend money to, other participating funds. During the six months ended March 31, 2003, the Fund did not participate in the interfund lending program.

8. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and the Fund's custodian, a portion of fund expenses has been reduced. The Fund received expense reductions from expense offset arrangements of $1,153, which represents 0.00% of its average daily net assets.

9. DEFERRED TRUSTEES' FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees' deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund's Trustees' fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

10. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $150 million unsecured revolving credit commitment for temporary and emergency purposes, including the funding of redemptions, as permitted by each Fund's borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the participating funds are charged an annual commitment fee of 0.09% of the unused balance, which is allocated pro rata.

During the six months ended March 31, 2003, the Fund had average borrowings outstanding of $300,928 at a rate of 1.97% and paid interest of $2,956, which represents 0.00% of its average daily net assets on an annualized basis.

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TRUSTEES AND OFFICERS

TRUSTEES[1]
Charles A. Austin III Trustee DOB: 10/23/1934 Term of office since: 1991 Other directorships: None	Principal occupations: Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

K. Dun Gifford Trustee DOB: 10/23/1938 Term of office since: 1974 Other directorships: None	Principal occupations: Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Leroy Keith, Jr. Trustee DOB: 2/14/1939 Term of office since: 1983 Other directorships: Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund	Principal occupations: Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Gerald M. McDonnell Trustee DOB: 7/14/1939 Term of office since: 1988 Other directorships: None	Principal occupations: Sales Manager, SMI-STEEL - South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

William Walt Pettit Trustee DOB: 8/26/1955 Term of office since: 1984 Other directorships: None	Principal occupations: Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

David M. Richardson Trustee DOB: 9/19/1941 Term of office since: 1982 Other directorships: None	Principal occupations: President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Russell A. Salton III, MD Trustee DOB: 6/2/1947 Term of office since: 1984 Other directorships: None	Principal occupations: Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Michael S. Scofield Trustee DOB: 2/20/1943 Term of office since: 1984 Other directorships: None	Principal occupations: Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

TRUSTEES AND OFFICERS continued

Richard J. Shima Trustee DOB: 8/11/1939 Term of office since: 1993 Other directorships: None	Principal occupations: Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard K. Wagoner, CFA[2] Trustee DOB: 12/12/1937 Term of office since: 1999 Other directorships: None	Principal occupations: Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.

OFFICERS
William M. Ennis[3] President DOB: 6/26/1960 Term of office since: 1999	President and Chief Executive Officer, Evergreen Investment Company, Inc. and Chief Operating Officer, Capital Management Group, Wachovia Bank, N.A.

Carol Kosel[4] Treasurer DOB: 12/25/1963 Term of office since: 1999	Senior Vice President, Evergreen Investment Services, Inc. and Treasurer, Vestaur Securities, Inc.; former Senior Manager, KPMG LLP.

Michael H. Koonce[4] Secretary DOB: 4/20/1960 Term of office since: 2000	Senior Vice President and General Counsel, Evergreen Investment Services, Inc.; Senior Vice President and Assistant General Counsel, Wachovia Corporation; former Senior Vice President and General Counsel, Colonial Management Associates, Inc.; former Vice President and Counsel, Colonial Management Associates, Inc.

Nimish S. Bhatt[5] Vice President and Assistant Treasurer DOB: 6/6/1963 Term of office since: 1998	Vice President, Tax, BISYS Fund Services; former Assistant Vice President, EAMC/First Union National Bank; former Senior Tax Consulting/Acting Manager, Investment Companies Group, PricewaterhouseCoopers LLP, New York.

Bryan Haft[5] Vice President DOB: 1/23/1965 Term of office since: 1998	Team Leader, Fund Administration, BISYS Fund Services.

[1] Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office. The address of each Trustee is 200 Berkeley Street, Boston, MA 02116. Each Trustee oversees 112 Evergreen funds.

[2] Mr. Wagoner is an "interested person" of the fund because of his ownership of shares in Wachovia Corporation, the parent to the fund's investment advisor.

[3] The address of the Officer is 401 S. Tryon Street, 20th Floor, Charlotte, NC 28288.

[4] The address of the Officer is 200 Berkeley Street, Boston, MA 02116.

[5] The address of the Officer is 3435 Stelzer Road, Columbus, OH 43219.

Additional information about the fund's Board of Trustees and Officers can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Investments that stand the test of time

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With over $229 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of March 31, 2003

Visit us online at EvergreenInvestments.com

FOR MORE INFORMATION
Evergreen Express Line 800.346.3858
Evergreen Investor Services 800.343.2898

For the fourth consecutive year, Evergreen Investments has earned the Dalbar Mutual Fund Service Award, which recognizes those firms that exceed industry norms in key service areas. The award symbolizes the achievement of the highest tier of shareholder service within our industry. For 2002, Evergreen Investments was ranked third overall.

566384   5/2003

Evergreen Investments 200 Berkeley Street Boston, MA 02116-5034